Exhibit 99.1

For Immediate Release Contact: John E. Vollmer III

SVP & Chief Financial Officer

Patterson-UTI Energy, Inc.

(214) 360-7800

Patterson-UTI Energy Reports Record Fourth Quarter
and Year-End Results

Board Increases Available Stock Buyback to $200 million

SNYDER, Texas – March 30, 2006 – PATTERSON-UTI ENERGY, INC. (Nasdaq: PTEN) today announced record financial results for the fourth quarter and year-ended December 31, 2005. Net income for the quarter increased by 292 percent to $134 million, or $0.77 per share, from $34 million, or $0.20 per share, for the fourth quarter ended December 31, 2004. Revenues for the quarter were up by 84 percent to $531 million, compared to $288 million for the fourth quarter of 2004.

Net income for the twelve months ended December 31, 2005 increased by 295 percent to $373 million, or $2.15 per share, from $94 million, or $0.56 per share, for the year-ended December 31, 2004. Revenues for the twelve months were up by 74 percent to $1.7 billion, compared to $1.0 billion for the previous twelve-month period.

The results for the three months and twelve months ended December 31, 2005 include pretax expenses of approximately $8 million and $20 million, respectively, related to the previously announced embezzlement by the Company’s former Chief Financial Officer. Net of tax, these expenses reduced earnings per share for the fourth quarter and year-ended December 31, 2005 by $0.03 and $0.07, respectively.

The Company also announced that its Board of Directors has approved an increase in the Company’s stock buyback program, authorizing future purchases of up to $200 million of the Company’s common stock in open market or privately negotiated transactions.

Cloyce A. Talbott, Patterson-UTI’s Chief Executive Officer, commented, “Our contract drilling operations achieved further increases in pricing, reflecting the continuing demand for our services, along with the ongoing scarcity of land-based drilling rigs. Compared to the third quarter, average revenue per operating day for the fourth quarter of 2005 increased by $1,720 to $17,130 and our average margin per operating day increased by $1,410 to $9,020.”

He added, “Our rig count also increased sequentially from the third quarter. During the fourth quarter we had an average of 292 rigs operating, including 275 in the U.S. and 17 in Canada. This compares to an average of 283 rigs operating, including 269 in the U.S. and 14 in Canada for the third quarter of 2005. We estimate that our rig count will increase to an average of 300 rigs operating in the first quarter of 2006, including 282 in the U.S. and 18 in Canada.

“Looking ahead, we expect continued strong demand for our rigs and an ongoing scarcity of rigs in the overall market, and we are continuing our program of activating approximately 30 drilling rigs during 2006, including four that have been activated so far this year,” Mr. Talbott added.

Commenting on the financial results, Mark S. Siegel, Chairman of Patterson-UTI Energy, stated, “The record results for the fourth quarter and the full year of 2005 reflect strong performances from all of our operating segments, including our pressure pumping operations, drilling and completion fluids segment, and oil and natural gas exploration activities.”

Mr. Siegel noted that the Company’s contract drilling business once again achieved records in average revenue per operating day, average margin per operating day and average rigs operating.

He added, “This marks the twelfth consecutive quarter that we have achieved increases in average revenue and average margin per operating day in our contract drilling segment.

“Moreover, total revenues, net income and net income per common share set new records in the fourth quarter and for the full year. While revenues were up by 74 percent in 2005 compared to 2004, net income nearly quadrupled, once again demonstrating the earnings leverage we are able to achieve as rig utilization and pricing increase.”

Commenting on the increase in the stock buyback program, Mr. Siegel stated, “Our decision to increase the stock buyback program demonstrates continued confidence in the Company’s strong cash flow and our continuing commitment to deploy excess capital in a manner beneficial to shareholders.”

Mr. Siegel added, “We continue to maintain a strong balance sheet and as of December 31, 2005 we had approximately $136 million in cash and cash equivalents, $382 million in working capital and no long-term debt.”

All references to “earnings per share” in this press release are diluted earnings per share as defined within the Statement of Financial Accounting Standards No. 128.

The Company will hold its quarterly conference call to discuss fourth quarter results today at 10:00 a.m. Eastern (9:00 a.m. Central and 7:00 a.m. Pacific). This call is being Webcast and can be accessed through Patterson-UTI’s Web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Replay of the conference call Webcast will be available until April 14, 2006 at www.patenergy.com.

About Patterson-UTI

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 403 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
		Restated		Restated
	2005	2004	2005	2004
REVENUES	$531,201	$288,306	$1,740,455	$1,000,769
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	263,300	187,676	939,365	678,911
Depreciation, depletion and impairment	44,074	31,763	156,393	122,800
Selling, general and administrative	8,953	8,984	39,110	31,983
Bad debt expense	815	398	1,231	897
Embezzled funds and related expenses	7,850	5,643	20,043	19,122
Other (including gain or loss on sale of assets)	843	14	3,017	(1,411)

Total Costs and Expenses	325,835	234,478	1,159,159	852,302

OPERATING INCOME	205,366	53,828	581,296	148,467

OTHER INCOME (EXPENSE)
Interest expense	(337)	(490)	(516)	(695)
Interest income	1,540	452	3,551	1,140
Other	389	(78)	428	235

Total Other Income	1,592	(116)	3,463	680

INCOME BEFORE INCOME TAXES	206,958	53,712	584,759	149,147
INCOME TAXES	72,769	19,487	212,019	54,801

NET INCOME	$134,189	$34,225	$372,740	$94,346

NET INCOME PER COMMON SHARE
Basic	$0.78	$0.20	$2.19	$0.57

Diluted	$0.77	$0.20	$2.15	$0.56

AVERAGE COMMON SHARES OUTSTANDING
Basic	172,146	167,697	170,426	166,258

Diluted	174,853	170,494	173,767	169,211

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
		Restated		Restated
	2005	2004	2005	2004

Contract Drilling:
Revenues	$459,746	$235,840	$1,485,684	$809,691
Direct operating costs (excluding depreciation)	$217,706	$153,883	$776,313	$556,869
Selling, general and administrative	$1,368	$1,168	$5,069	$4,417
Operating days	26,845	21,063	100,591	77,355
Average revenue per operating day	$17.13	$11.20	$14.77	$10.47
Average direct operating costs per operating day	$8.11	$7.31	$7.72	$7.20
Average margin per operating day	$9.02	$3.89	$7.05	$3.27
Number of owned rigs at end of period	403	361	403	361
Average number of rigs owned during period	403	361	397	359
Average rigs operating	292	229	276	211
Rig utilization percentage	72%	63%	69%	59%
Capital expenditures	$106,581	$40,408	$329,073	$140,945

Pressure Pumping:
Revenues	$26,786	$18,164	$93,144	$66,654
Direct operating costs (excluding depreciation)	$16,308	$10,690	$54,956	$37,561
Selling, general and administrative	$2,572	$2,052	$9,430	$7,234
Total jobs	2,647	1,978	9,615	7,444
Average revenue per job	$10.12	$9.18	$9.69	$8.95
Average costs per job	$6.16	$5.40	$5.72	$5.05
Average margin per job	$3.96	$3.78	$3.97	$3.90
Capital expenditures	$4,910	$3,593	$25,508	$17,705

Drilling and Completion Fluids:
Revenues	$33,199	$25,539	$122,011	$90,557
Direct operating costs (excluding depreciation)	$26,673	$21,176	$98,530	$76,503
Selling, general and administrative	$1,948	$2,146	$8,912	$7,696
Other expense from operations	$54	$—	$254	$—
Total jobs	465	544	1,980	2,205
Average revenue per job	$71.40	$46.95	$61.62	$41.07
Average costs per job	$57.36	$38.93	$49.76	$34.70
Average margin per job	$14.04	$8.02	$11.86	$6.37
Capital expenditures	$1,003	$507	$3,042	$1,488

Oil and Natural Gas Production and Exploration:
Revenues	$11,470	$8,763	$39,616	$33,867
Direct operating costs (excluding depreciation, depletion and impairment)	$2,613	$1,927	$9,566	$7,978
Selling, general and administrative	$591	$492	$2,189	$1,816
Capital expenditures	$4,877	$4,580	$17,163	$14,451

Corporate and Other:
Selling, general and administrative	$2,474	$3,126	$13,510	$10,820
Bad debt expense	$815	$398	$1,231	$897
Other operating (including gain or loss on sale of assets)	$789	$14	$2,763	$(1,411)
Embezzled funds and related expenses	$7,850	$5,643	$20,043	$19,122
Capital expenditures	$—	$—	$5,308	$—
Total capital expenditures, excluding acquisitions	$117,371	$49,088	$380,094	$174,589

		Restated
	December 31,	December 31,
	2005	2004

Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$136,398	$112,371
Current assets	$637,857	$387,033
Total assets	$1,795,781	$1,256,785
Current liabilities	$255,409	$151,553
Long-term debt, less current maturities	$—	$—
Working capital	$382,448	$235,480

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Restated	Restated	Restated
	1st	2nd	3rd	4th	Year ended
	Quarter	Quarter	Quarter	Quarter	December 31,
	2005	2005	2005	2005	2005
REVENUES	$350,593	$389,922	$468,739	$531,201	$1,740,455
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	211,949	219,071	245,045	263,300	939,365
Depreciation, depletion and impairment	35,215	37,559	39,545	44,074	156,393
Selling, general and administrative	9,673	9,919	10,565	8,953	39,110
Bad debt expense	223	143	50	815	1,231
Embezzled funds and related expenses	1,606	5,156	5,431	7,850	20,043
Other (including gain or loss on sale of assets)	94	1,423	657	843	3,017

Total Costs and Expenses	258,760	273,271	301,293	325,835	1,159,159

OPERATING INCOME	91,833	116,651	167,446	205,366	581,296

OTHER INCOME (EXPENSE)
Interest expense	(66)	(57)	(56)	(337)	(516)
Interest income	433	634	944	1,540	3,551
Other	4	16	19	389	428

Total Other Income	371	593	907	1,592	3,463

INCOME BEFORE INCOME TAXES	92,204	117,244	168,353	206,958	584,759
INCOME TAXES	33,984	43,218	62,048	72,769	212,019

NET INCOME	$58,220	$74,026	$106,305	$134,189	$372,740

NET INCOME PER COMMON SHARE
Basic	$0.34	$0.44	$0.62	$0.78	$2.19

Diluted	$0.34	$0.43	$0.61	$0.77	$2.15

AVERAGE COMMON SHARES OUTSTANDING
Basic	168,757	169,992	171,613	172,146	170,426

Diluted	171,742	173,162	174,587	174,853	173,767

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Restated	Restated	Restated
	1st	2nd	3rd	4th	Year ended
	Quarter	Quarter	Quarter	Quarter	December 31,
	2005	2005	2005	2005	2005

Contract Drilling:
Revenues	$295,389	$329,503	$401,046	$459,746	$1,485,684
Direct operating costs (excluding depreciation)	$175,466	$180,185	$202,956	$217,706	$776,313
Selling, general and administrative	$1,216	$1,199	$1,286	$1,368	$5,069
Operating days	23,657	24,074	26,015	26,845	100,591
Average revenue per operating day	$12.49	$13.69	$15.41	$17.13	$14.77
Average direct operating costs per operating day	$7.42	$7.48	$7.80	$8.11	$7.72
Average margin per operating day	$5.07	$6.21	$7.61	$9.02	$7.05
Number of owned rigs at end of period	396	397	403	403	403
Average number of rigs owned during period	391	396	398	403	397
Average rigs operating	263	265	283	292	276
Rig utilization percentage	67%	67%	71%	72%	69%
Capital expenditures	$57,735	$74,643	$90,114	$106,581	$329,073

Pressure Pumping:
Revenues	$16,693	$22,025	$27,640	$26,786	$93,144
Direct operating costs (excluding depreciation)	$10,364	$12,622	$15,662	$16,308	$54,956
Selling, general and administrative	$2,202	$2,192	$2,464	$2,572	$9,430
Total jobs	1,909	2,345	2,714	2,647	9,615
Average revenue per job	$8.74	$9.39	$10.18	$10.12	$9.69
Average costs per job	$5.43	$5.38	$5.77	$6.16	$5.72
Average margin per job	$3.31	$4.01	$4.41	$3.96	$3.97
Capital expenditures	$7,658	$7,075	$5,865	$4,910	$25,508

Drilling and Completion Fluids:
Revenues	$29,406	$29,587	$29,819	$33,199	$122,011
Direct operating costs (excluding depreciation)	$23,949	$23,846	$24,062	$26,673	$98,530
Selling, general and administrative	$2,195	$2,367	$2,402	$1,948	$8,912
Other expense from operations	$-	$-	$200	$54	$254
Total jobs	527	503	485	465	1,980
Average revenue per job	$55.80	$58.82	$61.48	$71.40	$61.62
Average costs per job	$45.44	$47.41	$49.61	$57.36	$49.76
Average margin per job	$10.36	$11.41	$11.87	$14.04	$11.86
Capital expenditures	$586	$766	$687	$1,003	$3,042

Oil and Natural Gas Production and Exploration:
Revenues	$9,105	$8,807	$10,234	$11,470	$39,616
Direct operating costs (excluding depreciation, depletion and impairment)	$2,170	$2,418	$2,365	$2,613	$9,566
Selling, general and administrative	$501	$552	$545	$591	$2,189
Capital expenditures	$5,021	$3,407	$3,858	$4,877	$17,163

Corporate and Other:
Selling, general and administrative	$3,559	$3,609	$3,868	$2,474	$13,510
Bad debt expense	$223	$143	$50	$815	$1,231
Other operating (including gain or loss on sale of assets)	$94	$1,423	$457	$789	$2,763
Embezzled funds and related expenses	$1,606	$5,156	$5,431	$7,850	$20,043
Capital expenditures	$5,200	$108	$-	$-	$5,308
Total capital expenditures, excluding acquisitions	$76,200	$85,999	$100,524	$117,371	$380,094

	Restated	Restated	Restated
	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005	2005

Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$68,296	$70,077	$131,211	$136,398
Current assets	$400,013	$437,119	$561,529	$637,857
Total assets	$1,368,523	$1,453,208	$1,646,106	$1,795,781
Current liabilities	$199,740	$181,816	$253,410	$255,409
Long-term debt, less current maturities	$—	$—	$—	$—
Working capital	$200,273	$255,303	$308,119	$382,448